EXHIBIT 12

COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

        For the Three Months Ended March 31, 2001

             (Dollar Amounts in Thousands)


                                                            West
                                                            Penn
                                                            Power

      Earnings:
            Net income                                  $  33,083
            Plus:  Fixed charges (see below)               15,371
                Income taxes                               25,190

            Total Earnings                              $  73,644


      Fixed Charges:
            Interest on long-term debt                  $  12,793
            Other interest                                    615
            Estimated interest
              component of rentals                          1,963

            Total Fixed Charges                         $  15,371


            Ratio of Earnings to Fixed Charges               4.79
